Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

June 16, 2005

Debra J. Richardson, Sr. Vice President

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com

D. J. Noble, Chairman

(515) 457-1705, dnoble@american-equity.com

American Equity Announces the Appointment of KPMG LLP

WEST DES MOINES, Iowa (June 16, 2005) – American Equity Investment Life Holding Company (NYSE: AEL) is pleased to announce the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm.  KPMG has long been recognized as a leading provider of audit and tax services to the insurance industry and currently provides audit services to 28% of U.S. insurance companies and audit or other professional services to 64% of the top 100 insurers worldwide.

AEL has formally engaged KPMG as of today.  KPMG will succeed Ernst & Young LLP (“E&Y”) beginning with the review of our third quarter Form 10-Q for 2005.  As previously announced, E&Y will complete the review of the second quarter Form 10-Q.  We believe this mid-year change should provide for an orderly transition of this key relationship.

We would like to thank American Equity’s current auditor, E&Y, for their contribution to the Company’s success over many years.  We look forward to working with KPMG and having access to their highly respected insurance expertise as American Equity continues to grow and prosper in the coming years.

Founded in 1995, American Equity Investment Life Holding Company is a full-service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed-rate and index annuities. The company has approximately 250 employees and more than 48,000 agents selling its products in 49 states and District of Columbia.

###